UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2008

INTERLINK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21858	77-0056625
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

546 Flynn Road, Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 484-8855

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On May 27, 2008, John A. Buckett, II, Chairman and interim Chief Executive Officer of Interlink Electronics, Inc. announced to Interlink’s employees that, in connection with the reorganization discussed in Item 8.01 below, effective as of June 30, 2008 (i) Mr. Buckett has elected to forego receiving a monthly salary from Interlink for his services as interim Chief Executive Officer, and (ii) each of Interlink’s three other executive officers, Mr. Charles Best, Mr. Rod Vesling and Mr. Farhad Rostamian, has taken a 10% reduction in his monthly salary, as Interlink works towards two consecutive quarters of cash-flow positive operations.

ITEM 8.01.	OTHER EVENTS.

Interlink announced to its employees on May 27, 2008, that it is undertaking an internal reorganization of resources in an effort to obtain cash flow profitability in the second half of 2008. As part of the reorganization, 14 full-time employees and 30 part-time employees were given notice on May 27, 2008 that their employment with Interlink was terminated effective immediately. Interlink now has a total of 205 full and part-time employees. As discussed in Item 5.02 above, which is incorporated into this Item 8.01 by reference, the monthly salaries of Interlink’s executive officers will be reduced or eliminated effective as of June 30, 2008. The company expects to realize an annual cost savings of more than $2 million as a result of the changes effected by the reorganization and to generate $24 to $28 million in revenue for fiscal year ending December 31, 2008, consistent with its earlier guidance for 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2008.

INTERLINK ELECTRONICS, INC.

By:	/s/ Charles C. Best
Name:	Charles C. Best
Title:	Chief Financial Officer